Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS

This Settlement Agreement and Mutual Release of Claims (“Agreement”) is entered into as November 15, 2022 by and between Forwardly, Inc. (“Forwardly”), a Nevada corporation, and HUMBL, Inc. (“HUMBL”), a Delaware corporation. Forwardly and HUMBL are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Forwardly purchased a warrant (the “Warrant”) from HUMBL for $200,000 permitting the purchase of up to 125 million shares of HUMBL common stock (the “Warrant Shares”);

WHEREAS, Forwardly exercised a portion of the Warrant and purchased 10 million shares of HUMBL common stock (“Exercised Shares”) by the payment of $2,000,000;

WHEREAS, 115 million of the Warrant Shares remain unexercised;

WHEREAS, certain disputes have arisen between the Parties relating to the Warrant and the Warrant Shares (the “Dispute”); and

WHEREAS, the Parties desire to settle fully and finally all claims and causes of action of any kind, known or unknown, which have arisen prior to, or at the time of, the execution of this Agreement arising from the Dispute, and any and all facts and circumstances relating in any way to the Dispute, including, but not limited to, any and all claims for damages that were or could have been asserted by either Party in a litigation action related to the Dispute if one had been filed.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and releases set forth herein, the agreements and promises set forth below, and in full compromise, release, and settlement, accord and satisfaction, and discharge of all of the claims or causes of action, known or unknown, possessed by or belonging to the Parties hereto arising from or relating to the Dispute, the Parties agree as follows:

1. Settlement Consideration and Release. HUMBL shall pay Forwardly the sum of Two Million Two Hundred Thousand Dollars ($2,200,000.00) (the “Settlement Amount”) in immediately available funds via electronic transfer pursuant to written instructions provided by Forwardly in full and complete settlement of all claims the Parties may have or possess against each other. The Settlement Amount shall be paid in five (5) equal monthly payments of $440,000.00, with the first payment being made by wire transfer on or before November 15, 2022; with additional payments being made on or before December 15, 2022; January 16, 2023; February 15, 2023; and March 15, 2023 (the “Periodic Payments”). Forwardly shall retain the Exercised Shares in lieu of interest that may be payable on the $2,200,000 received by HUMBL from Forwardly.

1.1. For and in consideration of the payment of the Settlement Amount by HUMBL to Forwardly, upon execution of this Agreement and receipt of the Settlement Amount in its entirety, Forwardly will return the Warrant to HUMBL for cancellation.

2. Confession of Judgment. Contemporaneously with the execution of this Agreement, and to secure HUMBL’s performance with this Agreement, HUMBL shall execute a confession of judgment pursuant to NRS 17.090 (the “Judgment”) attached hereto as Exhibit 1, and provide the original to Forwardly’s counsel, Mushkin & Coppedge. The Judgment shall remain unfiled or recorded until there is an uncured event of default under this Agreement. In the event HUMBL is notified of its default under this Agreement, including its failure to make any Periodic Payment, HUMBL shall have five (5) business days from such written notice from Forwardly to cure the default. In the instance of a missed Periodic Payment, HUMBL may cure the default by making the Periodic Payment, plus One Thousand Dollars ($1,000.00) to compensate Forwardly for providing the notice of default.

If HUMBL fails to cure a default under this Agreement within five (5) business days, Forwardly shall have the ability, should it so elect, to file the Judgment in any court of competent jurisdiction, which Judgment shall constitute a judgment in favor of Forwardly and against HUMBL in the amount of Two Million, Two Hundred Thousand Dollars ($2,200,000.00). The Judgment shall be reduced by any Periodic Payments made prior to an uncured default.

Once the Judgment is entered, Forwardly shall be permitted to proceed according to law toward satisfaction of the Judgment, reserving all rights and remedies in connection therewith. HUMBL acknowledges that by confessing judgment, it is acknowledging that the debt contained therein is due and owing to Forwardly, thereby waiving all rights to defend or otherwise dispute the amount of the claim by Forwardly, or Forwardly’s ability to recover the same. HUMBL expressly waives any and all defenses related to this Agreement, including but not limited to: (i) accord and satisfaction, (ii) usury, (iii) unconscionability, (iv) statute of limitations, (v) statute of frauds, (vi) fraudulent inducement, (vii) lack of capacity, (viii) ambiguity, (ix) mistake, (x) estoppel, (xi) illegality, (xii) impossibility, (xiii) duress, (xiv) undue influence, (xv) lack of consideration, (xvi) indefiniteness, (xvii) set-off, (xviii) contribution and (xix) waiver.

Pending complete payment of the Periodic Payments, the Judgment shall be retained by Mushkin & Coppedge. Within five (5) days’ notice that the final Periodic Payment has been made and cleared, the Judgment shall be destroyed by Mushkin & Coppedge.

3. Confidentiality and Non-Disparagement.

3.1. This Agreement and the terms herein are strictly confidential. The Parties further agree not to disclose the terms of this Agreement to any individual or entity who does not constitute a Party to, or a releasee under this Agreement without the prior written approval of the other Party; provided however that the Parties may disclose this Agreement and its terms (i) to their legal counsel and accountants or tax attorneys to the extent required for determining and/or defending tax liabilities or for preparing or certifying the accounts of a signatory to this Agreement, or (ii) as required in disclosures to the United States Securities and Exchange Commission or OTC Markets, Inc., or (iii) in response to any inquiry from any regulatory body with jurisdiction or authority over either Party. Further, nothing herein shall prevent any Party from complying with any lawful subpoena or court order, provided further, however, that any Party so receiving any such subpoena or court order must promptly notify the other Party to this Agreement in order to enable the other Party to seek an appropriate protective order or other remedy. The Party receiving such subpoena or court order shall consult with the other Party with respect to it taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this provision. Further, in the event that any Party files a Motion to Quash or a Motion for a Protective Order in connection with any subpoena or court order referenced above, no other Party shall take any position in opposition to any such motion. If a disclosure is made for an above-mentioned purpose, the disclosing party will instruct the recipient that the information is confidential and may not be disclosed to others except for the same reasons stated herein.

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3.2. The Parties agree and covenant that they shall not at any time make, publish or communicate to any person or entity or in any public or private forum any defamatory or disparaging remarks, comments or statements concerning the other Party or its businesses, or any of its employees, officers, now or in the future, that in any way relate to or arise from the Dispute. Notwithstanding the provisions of this Section 2, if any third party makes any inquiry with respect to the Dispute, then the Party to whom the inquiry is made shall only respond that such matters were resolved pursuant to a confidential agreement.

3.3. The Parties agree and acknowledge that the confidentiality and non-disparagement provisions herein are material terms of this Agreement for which sufficient and adequate consideration is being received. The Parties agree that if any Party breaches or threatens to breach any of the confidentiality provisions of Section 3 of this Agreement, a non-breaching Party will have, in addition to any other right or remedy available, the right to obtain injunctive relief from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of Section 3 of this Agreement. The Parties further agree that no bond or other security will be required in obtaining such equitable relief and hereby consent to the issuance of such injunction and to the ordering of specific performance to ensure compliance with the confidentiality provisions of Section 3 of this Agreement.

4. Release of Claims and Other Representations by HUMBL. Upon execution of this Agreement and payment of the Settlement Amount, HUMBL, on its own behalf and behalf of its attorneys, and any affiliated and related corporations, firms, associations, partnerships, limited liability companies, direct and indirect subsidiaries, and affiliates, as well as their successors and assigns, and the current and former owners, members, managers, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of any such corporations, firms, associations, partnerships, limited liability companies, and entities (“the HUMBL Releasing Parties”), hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Forwardly, its attorneys, and any affiliated or related corporations, firms, associations, partnerships, limited liability companies, direct and indirect subsidiaries, and affiliates, as well as their successors and assigns, and the current and former owners, members, managers, shareholders, directors, officers, employees, agents, attorneys, representatives, including but not limited to George Sharp and the insurers of said corporations, firms, associations, partnerships, limited liability companies, and entities (the “Forwardly Releasees”), from any and all Claims whatsoever, whether known or unknown, whether suspected or unsuspected, which they ever had, now have or hereafter can, shall or may have against any one or more of the Forwardly Releasees arising from or related to the Dispute, the Warrant, the Warrant Shares and any and all facts and circumstances relating to the Dispute and the relationship of the Parties.

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5. Release of Claims and Other Representations by Forwardly. Upon execution of this Agreement and receipt of the Settlement Amount, Forwardly, on its own behalf and on behalf of its attorneys, and any affiliated and related corporations, firms, associations, partnerships, limited liability companies, direct and indirect subsidiaries, and affiliates, as well as their successors and assigns, and the current and former owners, members, managers, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of any such corporations, firms, associations, partnerships, limited liability companies, and entities (collectively, “the Forwardly Releasing Parties”) hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES EACH OF HUMBL, Charger Corporation, Louis Sapi and their respective attorneys, and any affiliated and related corporations, firms, associations, partnerships, limited liability companies, direct and indirect subsidiaries, and affiliates, as well as their successors and assigns, and the current and former owners, members, managers, shareholders, directors, officers, employees, agents, attorneys, representatives (the “HUMBL Releasees”), from any and all charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and expenses) (collectively “Claim” or “Claims”) whatsoever, whether known or unknown, whether suspected or unsuspected, which they ever had, now have or hereafter can, shall or may have against any one or more of the released parties arising from or relating to the Dispute, the Warrant, the Warrant Shares and any and all facts and circumstances relating to the Dispute and the relationship of the Parties.

6. Notice. Any notice required or permitted by this Agreement shall be in writing sent by electronic mail to the addresses provided below:

To HUMBL:

Brian Foote

brian@humbl.com

To Forwardly:

George Sharp

george@george-sharp.com

with copies to:

Michael R. Mushkin and L. Joe Coppedge

Mushkin & Coppedge

michael@mccnvlaw.com

jcoppedge@mccnvlaw.com

Any notice sent by electronic mail shall be deemed given on the date sent or delivered, except that any notice sent or delivered after 5 p.m. Eastern Standard Time shall be deemed delivered on the following day. A Party by written notice to the other may specify a different address for notice.

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7. Taxation. The Parties acknowledge and agree that they have made no representations to each other regarding the tax consequences of any amounts received or paid by them or their counsel pursuant to this Agreement. Each Party shall bear its own risk with respect to any claims, demands, penalties, interest, deficiencies, levies, assessments, executions, judgments, or recoveries by any governmental entity for any amounts in taxes claimed or owed on account of this Agreement, or as a result of monies paid under this Agreement.

8. Warranties. Each Party agrees, represents, and warrants that each owns 100% of the respective Claims released by this Agreement and that no other person or entity owns any interest therein by assignment or subrogation or otherwise and that the Parties have not in any way assigned or otherwise transferred to any person or entity any interest in the claims released by this Agreement.

9. Non-Admission of Liability. The Parties each acknowledge that this Agreement is not an admission of wrongdoing, negligence, or liability by any other Party to this Agreement, nor shall it be construed as an acceptance or admission by any Party to this Agreement of any liability relating to any allegations asserted by any Party arising from or relating to the Dispute. It is understood and agreed by the Parties that this Agreement constitutes a compromise of disputed claims; that the consideration referred to herein is not and shall not be construed to be an admission of liability or wrongdoing on the part of any Party and that the Parties deny such liability or wrongdoing; and that the consideration is given and received to compromise and settle disputed claims. This Agreement shall not be construed or deemed to be an admission or concession by any Party of any acts, errors, omissions, facts, conclusions, or any type of wrongdoing whatsoever; and shall not be offered or received in evidence in any action or proceeding against any Party hereto in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce this Agreement and the terms hereof.

10. Attorneys’ Fees. In any judicial action or other proceeding to construe or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs to the extent permitted by law and as determined by a court of competent jurisdiction.

11. Attorney Review, Authority, and Neutral Construction. The Parties acknowledge that they have each had the opportunity to have their own counsel review and analyze the Agreement, and that they have consulted with any attorney they deemed appropriate or necessary before entering into this Agreement. They further agree that they each had a full opportunity to negotiate, revise, add to and delete from this Agreement, such that no law of construction against the drafter shall apply. As such, the provisions contained in this Agreement shall not be construed in favor of or against any party because that party or its counsel drafted this Agreement but shall be construed as if all Parties prepared this Agreement, and any rules of construction to the contrary are specifically waived.

12. Captions and Interpretations. Paragraph titles or captions contained in this Agreement are a matter of convenience and for reference, and in no way, define, limit, extend, or describe the scope of this Agreement or any provision. Each term of this Agreement is contractual and not merely a recital.

13. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties on the subject matter hereof and supersedes all prior discussions and negotiations between them. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties affected thereby, and shall be binding upon their respective heirs, beneficiaries, successors, and assigns. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement.

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14. Binding on Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, beneficiaries, successors, and assigns. The Parties may not assign any of their duties or responsibilities under this Agreement.

15. Counterparts. This Agreement may be executed by the Parties in one or more counterparts, and may be executed on telefaxed copies, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

16. Governing Law; Forum Selection; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada without regard to principles of conflict of law and, where applicable, pursuant to federal law. The Parties agree that any action or proceeding brought or initiated in respect of this Agreement must be brought or initiated in the Eighth Judicial District Court, Clark County, Nevada, and each of the undersigned consents to the exercise of subject matter and personal jurisdiction and the placement of venue in either of such courts, in any such action or proceeding, and further consents that service of process may be effected in any such action.

17. Severability. If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

18. Additional Documents. The Parties agree that after the execution of this Agreement, they will, without further consideration, execute, acknowledge, and deliver in proper form any further instruments, forms, or other documents as the other party to this Agreement may reasonably require to effectively carry out the intent of this Agreement.

19. Non-waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

20. The Parties’ Representations. The Parties understand and agree:

20.1. They have the right to consult with legal counsel regarding this Agreement and represent they have consulted with any counsel they deemed necessary with regard to this Agreement.

20.2. They have been advised by their own counsel regarding the terms and effect of this Agreement and they are entering into this Agreement with full knowledge of the terms and conditions of the Agreement.

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20.3. They are entering into this Agreement knowingly, freely, and voluntarily and not as a result of any coercion, duress, or undue influence.

20.4. They have received all information they require to make a knowing and voluntary release and waiver of all claims they may have or claim to have against the Parties released herein.

20.5. They are authorized to execute, deliver, and perform this Agreement.

20.6. This Agreement constitutes a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

20.7. They have read and understood the terms of this Agreement; and

20.8. The Recitals to this Agreement are true and correct and that each shall be incorporated in this Agreement by reference.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed as of the date first written above.

HUMBL, INC.		FORWARDLY, INC.

By:	/s/ Brian Foote	By:	/s/ George Sharp
	BRIAN FOOTE, President		GEORGE SHARP, President

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CONF

Michael R. Mushkin

Nevada Bar. No. 2421

L. Joe Coppedge

Nevada Bar No. 4954

Mushkin & Coppedge

6070 S. Eastern Avenue, Suite 270

Las Vegas, Nevada 89119

Tel: (702) 454-3333

Fax: (702) 386-4979

michael@mushlaw.com

jcoppedge@mccnvlaw.com

Attorneys for Plaintiff

DISTRICT COURT

CLARK county, nevada

FORWARDLY, INC., a Nevada Corporation,	CASE NO.:

Plaintiff,	DEPT.:

v.
CONFESSION OF JUDGMENT
HUMBL, INC., a Delaware Corporation,	PURSUANT TO
NRS 17.090
Defendant.

Defendant, HUMBL, Inc. (“HUMBL” or “Defendant”), a Delaware Corporation, hereby confesses and authorizes the entry of judgment in favor of Plaintiff, Forwardly, Inc., a Nevada Corporation (“Forwardly” or Plaintiff,” and with Defendant, the “Parties”), and against Defendant pursuant to Nevada Revised Statutes 17.090 and 17.110 in the sum of Two Million Two Hundred Thousand Dollars ($2,200,000.00), less any payments made (the “Judgment”) based upon the Settlement Agreement and Mutual Release entered into as of November ___, 2022 (the “Agreement”).

Specifically, Forwardly purchased a warrant (the “Warrant”) from HUMBL for $200,000 permitting the purchase of up to 125 million shares of HUMBL common stock (the “Warrant Shares”). Forwardly exercised a portion of the Warrant and purchased 10 million shares of HUMBL common stock (“Exercised Shares”) by the payment of $2,000,000. 115 million of the Warrant Shares remain unexercised. Certain disputes arose between the Parties relating to the Warrant and the Warrant Shares (the “Dispute”). The Parties have agreed to resolve all claims between them related to the Dispute.

On November ___, 2022, the Parties entered into the Agreement, whereby they agreed that HUMBL will pay Forwardly the sum of Two Million Two Hundred Thousand Dollars ($2,200,000.00) (the “Settlement Amount”) in immediately available funds via electronic transfer pursuant to written instructions provided by Forwardly in full and complete settlement of all claims the Parties may have or possess against each other. The Settlement Amount shall be paid in five (5) equal monthly payments of $440,000.00, with the first payment being made by wire transfer on or before November 15, 2022, and with additional payments being made on or before December 15, 2022, January 16, 2023, February 15, 2023, and March 15, 2023 (the “Periodic Payments”).

Upon an uncured breach of the Agreement, Plaintiff is entitled to enter this Judgment in the amount of Two Million Two Hundred Thousand Dollars ($2,200,000.00). The Judgment shall be reduced by any payments received on the Periodic Payments.

This Judgment arises out of amount owed by Defendant under the Settlement Agreement, a debt which is justly due and owing to Plaintiff.

Dated this ___ day of November 2022.

HUMBL, INC., a Delaware corporation

By:_____________________________

Printed Name:_____________________

Its:_____________________________

STATE OF__________ )
) ss.
COUNTY OF _______ )

___________________________, being first duly sworn, under oath deposes and says:

Affiant is the _____________ of Defendant, HUMBL, Inc., a Delaware corporation and is authorized to execute this CONFESSION OF JUDGMENT PURSUANT TO NRS 17.090. Affiant has read the foregoing CONFESSION OF JUDGMENT PURSUANT TO NRS 17.090, knows the contents thereof; and (1) affiant understands the CONFESSION OF JUDGMENT PURSUANT TO NRS 17.090 authorizes Plaintiff to enter this judgment against Defendant without the institution of further legal proceedings in the event of an uncured default; this having the same effect as if a judgment had been rendered by the court; and (2) further that by signing this CONFESSION OF JUDGMENT PURSUANT TO NRS 17.090, all non-payment related defenses (i.e., reasons why affiant is not liable for this debt) may not be asserted; and (3) by so doing, affiant acknowledges that the debt is legitimately owed and that affiant signed the within instrument of affiant’s own free will and after consultation with counsel.

DATED this _______ day of November, 2022.

HUMBL, INC., a Delaware corporation

By: ________________________________

Printed Name: _______________________

Its: ________________________________

SUBSCRIBED AND SWORN to before me this             day of November, 2022.

NOTARY PUBLIC in and for said
County and State

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